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American Axle and Manufacturing

First Quarter 2025 Earnings Conference Call

Friday, May 2, 2025, 10:00

CORPORATE PARTICIPANTS

David Lim - Head of Investor Relations

David Dauch - Chairman and CEO

Chris May - Executive Vice President and CFO

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

PRESENTATION

Operator

Good morning. My name is Gary, and I will be your conference facilitator today. At this time, I would like to welcome everyone to the American Axle and Manufacturing First Quarter 2025 Earnings Conference Call. All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press the star key, then the number one, on your telephone keypad. If you would like to withdraw your question, press the star key then the number two. As a reminder, today’s call is being recorded.

I would now like to turn the call over to Mr. David Lim, Head of Investor Relations. Please go ahead, Mr. Lim.

David Lim

Thank you, and good morning. I’d like to welcome everyone who is joining us on AAM’s first quarter earnings call. Earlier this morning, we released our first quarter of 2025 earnings announcement. You can access this announcement on the Investor Relations page of our website, www.aam.com, and through the PR Newswire services. You could also find supplemental slides for this conference call on the investor page of our website as well. To listen to a replay of this call, can dial (877) 344-7529, replay access code 349-2897. This replay will be available through May 9th.

Before we begin, I’d like to remind everyone that the matters discussed in this call may contain comments and forward-looking statements that are subject to risks and uncertainties, which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed. For additional information, please reference Slide two of our investor presentation or the press release that was issued today. Also, during this call, we may refer to certain non-GAAP financial measures. Information regarding these non-GAAP measures as well as a reconciliation of the non-GAAP measures to GAAP financial information is available in the presentation.

Today’s call is not intended and does constitute an offer to sell or the solicitation of an offer to subscribe for or buy securities of AAM or Dowlais in any jurisdiction where such offers or solicitations are not permitted by law. The subject matter of today’s call will be addressed in a proxy statement that will be filed with the SEC. Investors should read the information in the proxy statement in its entirety when it becomes available. Information regarding the participants and the proxy solicitation is contained in AAM’s case, in AAM’s annual proxy materials filed with the SEC, and in Dowlais' case, in Dowlais' equivalent filings and announcements made in accordance with applicable UK law.

With that, let me turn things over to AAM’s Chairman and CEO, David Dauch.

David Dauch

Thank you, David, and good morning, everyone. Thank you for joining us today to discuss AAM’s financial results for the first quarter of 2025. Joining me on the call today is Chris May, AAM’s Executive Vice President and Chief Financial Officer. To begin my comments, I’ll review the highlights of our first quarter financial performance. Next, I’ll touch on some AAM business updates, commentary about the industry and guidance. After Chris covers the details of our financial results, we will open up the call for any questions that you may have. So, let’s begin.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

AAM’s first quarter 2025 sales were $1.4 billion. AAM’s adjusted earnings per share was $0.9 per share. Operating cash flow was $55.9 million, and adjusted free cash flow was a use of $3.9 million. North American production was down approximately 5% year-over-year. From a profitability perspective, AAM’s adjusted EBITDA in the first quarter was $177 million, or 12.6% of sales. On a sequential basis, adjusted EBITDA margin improved approximately 100 basis points based on our trend of a positive operational performance and continued cost controls.

Let me talk about some business updates, which you can see on slide four. In the quarter, we exited our Hefei AM Automotive and Luocho AM Automotive joint ventures in China. As a result, we collected approximately $30 million in cash. These exits were a result of a comprehensive analysis of our product portfolio plan, which balances numerous factors including the focus on our core businesses and capital allocation. In addition, we also received approval from the Competition Commission of India, otherwise known as CCI, to proceed forward with our previously announced sale of our AM commercial vehicle axle business to Bharat Forge Limited. Our expectation is that this deal will close in the second quarter of 2025.

Next, I’d like to give you a progress report on our transformational transaction with Dowlais to combine the GKN Automotive and powdered metal businesses with AAM. As previously announced, this strong combination is anticipated to yield significant size and scale to better weather operating cycles, such as the one that we’re experiencing today, deliver strong synergy potential for approximately $300 million in synergies, generate significant cash flow to support our focus on deleveraging and institute a more balanced capital allocation policy in the future. This strategic combination will unlock significant shareholder value and the teams are making great strides and working diligently together.

On the financing side, the bridge syndication is completed, our core credit agreement amendments have also been completed. And on the regulatory front, USHSR antitrust clearance was received in March. Additionally, we have now completed all other initial antitrust submissions with the required jurisdictions listed in the January announcement. Both AAM and Dowlais shareholders’ votes are expected to take place in the third quarter.

We are very excited about this transformational acquisition and the value it brings to our stakeholders. Our teams are working well together on the integration planning process, as I mentioned earlier, and we are on track to close this transaction in the fourth quarter of 2025.

So now let’s talk about the auto industry as a whole. There’s been plenty of macro uncertainty driven by new trade policies. But for AAM, our operating policy is to buy and build local. Approximately 90% of the products that we produce in North America are USMCA compliant, and we are evaluating other actions required to improve this percentage. Nearly all of our steel and aluminum buy is from the US sources for North American production. What we produce in Mexico is predominantly delivered to our customers in Mexico and we do have some open capacity to relocate manufacturing to the US if needed. This will require close coordination with our OEM customers as they finalize their plant loading and respective production plants.

Specifically on tariffs, we are working diligently to mitigate what tariff impact we can -- what we can and as far as the remainder, our intent is to pass those tariff costs on to our customers since they have the end market pricing power which the supply base does not. Even in this world of tariff uncertainty, there are positives that leverage AAM’s strengths. For example, we are receiving inquiries about our US metal forming operations that will leverage our installed capacity as our customers are weighing onshoring options to address the tariff concerns that are out there. Furthermore, as we combine with Dowlais, this combination and capability will be expanded and enhanced. And as communicated before, the AAM management team will stay focused on the matters that we can control and make necessary adjustments to our businesses based on market conditions.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

Now let’s talk about our guidance. Recognizing we have a lot of data points, estimates and uncertainty, we have updated our 2025 guidance ranges. AAM is now targeting sales in the range of $5.65 billion to $5.95 billion, adjusted EBITDA in the range of approximately $665 million to $745 million and adjusted free cash flow of approximately $165 million to $215 million. And our guidance ranges are supported by an assumed North American production volume of 14.0 million units on the bottom side, 15.1 million units on the top side. Chris will provide additional details on the assumptions underpinning our guidance.

To say we are busy may be an understatement, but to say that we are excited about our future can’t be overstated. Our core operations are gaining performance momentum that you can see in our results. Our combination with Dowlais is on track and gaining speed and our experience of the past are guiding the AAM team to deal with the uncertainty of today in a positive and a constructive manner. And to conclude my remarks, our aim is on the future and we’re going to continue to drive our efforts towards, first and foremost, closing and integrating the Dowlais transaction, generating strong free cash flow, strengthening our balance sheet, advancing our ICE, hybrid and EV portfolio to be more agnostic and positioning AAM for future profitable growth.

So now let me turn the call over to our Executive Vice President and Chief Financial Officer, Chris May, for his first quarter financial details. Chris?

Chris May

Thank you, David, and good morning to everyone. I will cover the financial details of our first quarter 2025 results and our updated guidance with you today. I will also refer to the earnings slide deck as part of my prepared comments. So, let’s go ahead and begin with sales. In the first quarter of 2025, AAM sales were $1.41 billion compared to $1.61 billion in the first quarter of 2024.

Slide eight shows a walk of first quarter 2024 sales to first quarter 2025 sales. Volume mix and other was lower by $166 million, primarily driven by lower overall volumes in North America. Metal market pass throughs and FX lowered sales by approximately $28 million. More than half of this is related to foreign exchange, particularly from a weaker Brazilian [inaudible].

Now, let’s move on to profitability. Gross profit was $173.9 million in the first quarter of 2025, as compared to $198.5 million in the first quarter of 2024. For the first quarter of 2025, adjusted EBITDA was 177.3 million and adjusted EBITDA margin was 12.6% versus $205.6 million and 12.8% last year. You can see the year-over-year walk down of adjusted EBITDA on slide nine.

In the quarter, adjusted EBITDA was lower due to volume mix and other by $44 million versus the prior year, resulting in a decremental margin related to sales volume of approximately 27%. R&D was slightly lower year-over-year and performance and other was favorable to adjusted EBITDA by $13 million, driven primarily by operational improvements within our metal form business unit. Even with lower sales, the metal form EBITDA margin improved 150 basis points year over year and three seventy basis points quarter over quarter.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

This performance is demonstrating our continued productivity improvements are driving profitability uplift. We continue to be very positive on the momentum of performance for both of AAM’s business units. Let me now cover SG&A. SG&A expense, including R&D, in the first quarter of 2025 was $90.9 million or 6.4% of sales. This compares to $98.3 million or 6.1% of sales in the first quarter of 2024.

AAM’s R&D spending in the first quarter of 2025 was approximately $36 million, which as I mentioned is slightly lower year over year. For the full year, we expect our expense to be down on a year-over-year basis by approximately $20 million as we optimize our spend in this area to reflect the current market requirements.

Let’s move on to interest and taxes. Net interest expense was $37.3 million in the first quarter of 2025 compared to $40.7 million in the first quarter of 2024. The weighted average interest rate of our outstanding long-term debt was lower year over year, and we also had lower debt balances. First quarter of 2025, we recorded income tax expense of $14 million compared to $15.9 million the first quarter of 2024. As we head into 2025, we expect our adjusted effective tax rate to be approximately 50% at the midpoint. This elevated book tax rate is due to valuation allowances on certain foreign jurisdictions and interest deduction limitations in the US. We expect cash taxes of approximately $60 million to $75 million this year.

Taking all these sales and cost drivers into account, our GAAP net income was $7.1 million or $0.6 per share in the first quarter of 2025 compared to a net income of $20.5 million or $0.17 per share in the first quarter of 2024. Adjusted earnings per share, which excludes the impact of items noted in our earnings press release, was $0.09 per share in the first quarter of 2025 compared to earnings per share of $0.18 for the first quarter of 2024.

Let’s now move to cash flow and the balance sheet. Net cash provided by operating activities for the first quarter of 2025 was $55.9 million compared to $17.8 million in the first quarter of 2024, driven by strong working capital performance in inventory and other areas. Capital expenditures, net of proceeds from the sale of property, plant and equipment for the first quarter of 2024 were $68.7 million. Cash payments for restructuring and acquisition related activity for the first quarter of 2025 were $8.9 million. Reflecting the impact of these activities, AAM’s adjusted free cash flow was a seasonal use of $3.9 million in the first quarter of 2025. This was a significant improvement from prior year.

From a debt leverage perspective, we ended the quarter with net debt of $2.1 billion and LTM adjusted EBITDA of $720.9 million calculating a net leverage ratio of 2.9x at 03/31/2025. We also maintained a very strong cash position of well over $500 million due to our operational performance and the benefit of the proceeds from the sale of our joint venture interests that David shared with you. AAM ended the quarter with total available liquidity of approximately $1.5 billion consisting of available cash and borrowing capacity on AAM’s global credit facilities.

Now let’s talk about tariffs. There’s been quite a bit of news on this front as it relates to regulation, rates and general updates. To drill down a little deeper as it relates to AAM, we thought it best to provide you with the dimensions of our primary product movement so you can better understand our positioning as it relates to tariffs. So, let’s get started.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

For AAM, most of the products we ship to customers in North America, as David mentioned, are USMCA compliant. Almost all of AAM’s steel and aluminum consumed in North America is from US-based sources, so we are generally in a very good spot with these commodities. For our U. S. Operations, we import from Mexico up to $150 million on an annual basis, the majority of which is USMCA compliant, and we are now evaluating how to reduce this amount even further. We import from Canada approximately $25 million on an annual basis, the majority of which is USMCA compliant and we are also evaluating how to reduce this amount.

We directly import very little from China into the US, and therefore have very minimal exposures here. And lastly, AAM’s rest of the world import exposures are approximately $100 million of annualized values and we are working to mitigate these exposures as well as any additional exposures our supply base may have while gaining clarity on final tariff agreements. As David stated, our intent is to work closely with our OEM customers to mitigate the tariff impact and receive recoveries for any incremental tariff costs.

As we work through the year and the respective recovery processes, there could be some timing lags, but overall, our assumption is clear. With that background in place, let’s talk about our guidance on Slide six. Our outlook has been adjusted from our initial targets provided on February 14. The new outlook is designed to provide you with a framework or guideposts, if you will, of our best estimate of the tariff related volume impact based on recent third party volume estimates. While some clarity has been provided as it relates to tariffs, we note that the situation is very fluid and dynamic.

Our updated targets are as follows. For sales, our new range is $5.65 billion to 5.95 billion. This sales target is based upon a North America production range of $14 million to $15.1 million units and certain assumptions for our key programs. We continue to anticipate GM’s full size pickup truck and SUV production in the range of 1.3 million to 1.4 million units in that range. From an EBITDA perspective, the range is now $665 million to $745 million. At the lower end versus previous guidance, this represents a flow through decremental margin in the low 20% range, which highlights AAM’s intent to actively work our playbook to mitigate downside impacts should they occur. At the higher end of our guidance, you can see our performance delivering very good profitability flow through. We now anticipate adjusted free cash flow in the range of $16 million to $215 million. Our CapEx assumption is unchanged at approximately 5% of sales as we ready the organization for important upcoming launches, especially for one of our major franchise truck programs.

In addition, while not included in our adjusted free cash flow figures, we estimate our restructuring related payments for AAM as a standalone entity to continue to be in the range of $20 million to $30 million for 2025 as we look to further optimize our business and further reduce fixed costs. As mentioned on our fourth quarter earnings call, we are assuming the pending sale of our commercial vehicle axle business in India will be completed by the end of the first half of 2025, and our financial guidance reflects that timing.

We underscore that the guidance figures we are providing today are on an AAM standalone pre-combination basis and exclude any costs or expenses related to our announced Dollar A transaction. AAM’s first quarter results represent a very good start to the year and we believe we still have work to do to drive even further performance. We remain focused on executing our key performance drivers inside of our core business. We are also actively managing the evolving tariff environment, which continues to introduce new complexities and uncertainties in the industry. Looking ahead, we are confident in our ability to navigate these challenges and also leverage the opportunities that they will present for us.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

Going forward, if we see a reduction in the level of macro uncertainty, tariff cost mitigation takes hold and industry production is stable, we believe the risk to our guidance may potentially be to the upside in that range, especially as we gain more momentum on our internal performance improvements, volume levels become more clear and new trade deals are negotiated. Thank you for your time and participation on the call today.

I’m going to stop here and turn the call back over to David so we can start Q&A.

David Lim

Thank you, Chris and David. We have reserved some time to take questions. I would ask that you please limit your questions to no more than two. So, at this time, please feel free to proceed with any questions you may have.

Operator

The first question is from Joe Spak with UBS. Please go ahead.

Joe Spak

Good morning, I guess I just want start the conversation talking about how you’re thinking about some potential future contingencies. I know you mentioned you do have some excess capacity in The U. S. Like maybe you could give us a sense as to sort of what utilization is there? And then even if you wanted to sort of up that, I know about a year ago we were sort of talking about some labor challenges. So, is that something else we need to consider in that situation?

David Dauch

Yes, Joe, this is David. Good morning to you. Obviously, policy is to buy and build local like we’ve communicated. So, we want our products are larger products. We want be in close proximity to our customers. That’s what we’ve done. That’s what we’ll continue to do. What we need to do is just get clarity from the government and our OEMs to be honest with you, not only their long range financial or long range product plans, but also their plant loading and product requirements. And then from there, we’ll make the necessary adjustments that we need to make to support our business and do that like I said in my opening comments in concert with the customers. We try to drive high capacity utilization in our facilities, but we do have some open capacity in Three Rivers.

We exited out of programs. We have some open capacity in our Three Rivers facility that we could accommodate. At the same time, we have some open capacity in a couple other smaller facilities that we can make some adjustments and realign our operations where we move some of our component and machining operations to maybe some of the smaller plants to free up open space in the larger plants more of the assembly operations. And then as I mentioned with Dowlais assuming that that deal goes through at the end of the year here, we’ll pick up even more capacity in the US, which will give us more of an opportunity to work with that. Overall, we always try to drive our capacity utilization at a minimum to that 85% level. But obviously, we’ve got a little bit of lot of two there that we’ll work with our customers and we’re willing to make the necessary adjustments that we need to, to support our customers on a go forward basis. On the labor side of things, the labor situation has improved. I wouldn’t say it’s fixed.

Obviously, everyone’s got to pay at market to be able to attract the appropriate talent. But even with that being said, if more jobs are required to come back to The States, then I think it’s also going to require a greater level of robotics and automation to be able to deal with things on a go forward basis. And quite honestly, we’re doing a lot of that already ourselves. But at the same time, if we need to add incremental volume to that, then we’ll accelerate those initiatives even further. Hopefully, that addresses your question.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

Joe Spak

Yes. Thanks for that. The second question is and again, I’m not sure what you can say here, although presumably, you have been doing diligence on this as well. But can you help us understand what some of the tariff exposure would look like for Dowlais?

Chris May

Yes, Joe, this is Chris. I’ll take that. In terms of Dowlais exposure, obviously, they need to comment on them as a standalone company. We’re not at liberty to speak on their behalf. However, if you look at their footprint, in many cases, very similar to us, they have US Production, Mexico production. They also have a European footprint, and they’re managing their tariff exposure in a very similar way that we are. As David mentioned, so combined will bring us even more, I would call size and scale and production locations to navigate through exactly the same items that we’re talking about here today. So, we actually see some benefits as we combine together in this topic.

Operator

The next question is from Edison Yu with Deutsche Bank. Please go ahead.

Edison Yu

Good morning. Thanks for taking our questions. Morning, guys. Good, good. So first off, GM obviously had earnings this week and they seem pretty, I would say, positive on the volume outlook. Are you incorporating that in the assumptions in the guidance on the full size trucks?

Chris May

Yes, Edison. So, underpinning our guidance, as I mentioned in some of my prepared comments, 1,300,000 to 1,400,000 units of the full size truck platform. As you know, that’s been a very, very strong platform over the last couple of years. We typically, I would say, are bullish on that platform. I think the results have shown that over the last couple of years as well.

As we think about that platform stepping into the year, it’s really broken down into, I would call it, three components. They’re light duty, they’re heavy duty and they’re SUV applications. And if you think about the core products we support, especially on the heavy duty side, very strong demand, of course, built here in Flint, Michigan. They have also some capacity and production in Canada to serve that market. Again, strong demand from that.

We don’t see that really waning on the heavy duty side. The SUV has been very strong demand built in Arlington, Texas, which is great, and we continue to supply and support that operation. And then on the light duty side, they have a few assembly plants to support that. Demand still seems to be robust, and we supply all of their assembly plants to support that. But we are generally very bullish on that platform, and we continue to expect good solid demand, but we did articulate at least a range inside of our guidance of how we think about that.

Edison Yu

Understood. And then second question on Dali, I know you reiterated the timing and I believe that the votes will be both votes will be in the third quarter. How has the kind of macro volatility around policy affected that? It seems like it hasn’t had much impact, but, curious if you can maybe comment on or give us your view on if this has kind of delayed or made it more tricky, the process?

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

David Dauch

Edison, this is David Dauch. It doesn’t make the process any more complicated. I think as Chris indicated, they’ve got a similar policy that we do to try to buy and build local in the region. They’ve obviously got to navigate their USMCA compliancy as well. As Chris also indicated and we identified as part of the synergistic opportunity, we also think that there’s in sourcing opportunities that we can leverage each other’s strengths.

But in the meantime, we have to operate as two independent companies and make those decisions independently on our own. But as we come together, then obviously we’ll take advantage of those opportunities, leverage the required footprints that are in place. But back to your original question as far as how does the policy impact it, I think they’re no different than any other supplier right now. We’re all just trying to get clarity from the government and on the policies and the direction, understand the impact that it has on each of the individual OEMs because it varies by OEM, so that we can put the right plans in place to support our customers.

Edison Yu

Great. Thank you.

Operator

The next question is from Itay Michaeli with TD Cowen. Please go ahead.

Justin

Hey, this is Justin on for Itay. Thanks for taking the question. So quick one on just general customer schedules. How are things looking near term wise? We’ve heard from a bunch of other suppliers just looking to get your view on near term production schedules.

David Dauch

Yes. What I would say on customer schedule side of things, we did start seeing a little bit more volatility at the end of the first quarter beginning here the second quarter. Again, largely due to just what’s going on with the tariff policy issues that are out there. And again, everyone just needs to understand and get clarity so we can plan our businesses is really what it comes down to. But there is volatility that’s in the schedules.

Some programs are running very solid, very strong and we’re experiencing that ourselves where we have very strong schedules at this point in time. We had some softening in the first quarter largely because of some inventory adjustments or some launches that were going on with some of our key customers, but those are starting to subside. But there is some volatility that’s found its way into the schedules. No doubt about it.

Chris May

Yes. And Justin, this is Chris. We’re keeping a close eye on the end of the second quarter July shutdown activity. But as David mentioned, some of our core platforms running strong. However, we are keeping a little bit of eye towards the end of the second quarter July shutdown.

David Dauch

The customers have taken certain assembly plants down that’s impacted multiple suppliers. Fortunately for us, we haven’t been impacted as much by that and we’re benefiting from the strong performance of the key platforms that we’re on.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

Justin

Perfect. Definitely appreciate the color there. Maybe at the low end for my second question, low end of the North America production range, 14,000,000 Any key assumptions in there outside of the GM programs that you might be baking in for key program exposure? Just maybe better trying to understand the low end of that range relative to the revision on the low end of the sales guide.

Chris May

Yes. As we thought about the implications for the low end, Justin, I would say aside from our positioning on the full size truck for General Motors, obviously, second largest platform is the Ram heavy duty. We they had a low volume production as they were stepping into their next generation of product in the first quarter, and they continue to step through that. But we still, generally speaking, think of that as a fairly robust platform. Absent those two programs, for our guidance as we think about the low end, we generally took a broad based approach to overall reductions across most platforms to get to the lower end.

Justin

Perfect. Thank you so much for the color. Appreciate it.

Operator

The next question is from Tom Narayan with RBC. Please go ahead.

Tom Narayan

Hi, thanks for taking the questions. So currently the tariff policies that’s worded, says USMCA parts are compliant parts are exempt from tariffs. But then there’s this kind of room for further evaluation, I guess, from the administration on potentially further US Contenting. But it sounds like you guys, not just you guys, sounds like everybody is assuming that this sticks. And in this event, the direct tariff impact to you guys is quite limited. Is that fair to say?

Chris May

Yes. Under the current USMCA regime, yes, I would tell you based upon our imports from Mexico and Canada, yes, reasonably limited. Though as I mentioned in some of our prepared remarks, we do bring product in from outside of the North America region, not a lot, but some. So, it’s probably a few plus million a month of, I would call it, tariff payment or tariff expense that we’re working to mitigate and or pass along into our customer base and it sort of sits today.

Tom Narayan

And then just kind of a fuzzy question. This week, there seems to be kind of a somewhat of a sentiment shift probably since the Tuesday administration policy adjustment. We’ve heard it from some OEMs reporting results this week as well. That sounds more kind of constructive or optimistic that the administration perhaps is looking to with some more nuance as it relates to the US auto industry. And it’s not an axle specific American axle specific question, but I’d love to hear your guys’ thoughts on this kind of at a high level if you would agree or share that sentiment. Thanks.

David Dauch

Tom, this is David. Listen, Trump is doing exactly what he said he was going to do in his campaigning is he wants to build a strong manufacturing base in The U. S. He wants to support and strengthen the US auto industry. He wants to bring jobs back to America and strengthen our economy. We’re going through a bumpy road right now. We all just need to be patient and work our way through this whole thing together and not overreact. At the same time, when we get to the other side, I think America will be much stronger.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

At the same time, he’s driving a lot of investment by foreign companies into The U. S. Instead of a lot of money going offshore, it’s going to stay in The U. S. And it’s going to create those jobs for Americans here. I mean part of the concern that was kind of raised by Joe earlier is labor availability. There’s a lot of open jobs today. That’s why I think automation robotics and other things are going to have to come into play in order to be able to support the amount of jobs that potentially can be created with the policies that are put into place. But make no mistake, I mean, Trump is just attacking the tariff imbalance that existed for decades and he’s just trying to level the playing field to give the US auto industry and other industries for that matter a competitive playing field or a level playing field to do business on. And if we didn’t then there is a risk of some of those businesses being at risk longer term. And so overall, I’m very supportive of what he’s doing or we’re supportive of what he’s doing. It has created some issues as far as additional work for all of us. But at the same time, you do what you need to do to manage through these tough times.

But at the same time, as we said in our comments Chris and I together, we see this as an ultimate positive when it’s all said and done. And we think that we can actually gain business especially through our metal forming business with a lot of the onshore and the reshoring that needs to take So we’re just staying true to our policies and our procedures about buying and building local. We’re trying to leverage our capacities wherever needed. And we’re coming to our customers with solutions to help them address some of the concerns and some of the issues that exist right now.

So that’s my view. Chris, I don’t know if you have anything else you want to comment on.

Chris May

That’s exactly. Great. Thanks a lot.

Operator

Thank you. Next question is from James Picariello with BNP Paribas. Please go ahead.

James Picariello

Hi, good morning guys.

Chris May

Good morning, James.

James Picariello

My question is on GM. They announced the 50,000 annualized units, moving from Mexico to their Fort Wayne plant. And just curious, will they be able to in source, like fully in source and support those axles? Or is there a situation whereby you guys come in and supply the full driveline system at the Fort Wayne plant?

David Dauch

Yes. I mean Fort Wayne today is being supported by both AM and General Motors. So yes, there’s an incremental volume that’s going there. At the same time, GM’s got contractual obligations and we’d expect them to honor those But as I said earlier, we’ll work collectively with our customer in this case GM to manage that opportunity there.

But they’re responding appropriately to what Trump has asked them to do in regards to looking at bringing certain work back to The U. S. Plus they’re also mitigating their own financial exposure due to the tariffs. We respect all those decisions and we’ll support our customer whatever way we need to on this going forward. But we do supply all the GM assembly plants around North America based on the portfolio that we have in place and the plants that we have in place. So, we’re supplying Fort Wayne, Arlington, Flint, Oshawa, I can go on. So, but we’ll just have to work that out with the customer as we get a little bit more clarity.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

James Picariello

So, the content for AAM is very similar in terms of the Mexico versus like Fort Wayne Yes.

David Dauch

No, absolutely. At the same time, GM only has so much installed capacity on the axle side based on the agreements that we have. And like I said, there’s contractual obligations there as well. But we’ll work with them if they permanently reload things, we’ll have to have those discussions about what we need to do on a go forward basis.

James Picariello

Got it. And then just a housecleaning thing, think I missed the clarification. The business that you sold in the first quarter here that shows up in the cash flow statement, is that that is the India business that we talked about likely getting sold in the second half or is it something different?

Chris May

This is not the India business. This is our interest in two joint ventures in China that we sold and received proceeds of about $30,000,000 for the India sale of our commercial vehicle axle business. That will be in the second quarter. That’s in addition to the activities on the first quarter.

James Picariello

Perfect. Thank you.

Operator

The next question is from Dan Levy with Barclays. Please go ahead.

Dan Levy

Hi, good morning. Thanks for taking the questions. Wanted to follow-up the questions on modifying footprint. And maybe you could just talk about some of the CapEx considerations. Obviously, I see your CapEx here is maintained, but how do you think about the potential magnitude of CapEx changes ahead? And what is the potential for that to be reimbursed by your customers?

David Dauch

Yes, Dan, it’s too early to speculate what that CapEx number may be because we don’t have clarity yet. At the same time, we’re in a capital intensive business and we try not to have a lot of excess capacity sitting around, try to keep our assets utilized. Obviously, as I said, we’ll do it in close coordination with the customer, whether it’s GM or other customers based on what they decide their plant and their production footprint is going to be on a go forward basis. And clearly, if there’s new investments that are being put into place, we would expect some recovery and sharing of that responsibility, but it’s a partnership. We got to work together.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

Dan Levy

OK. But in the context of the CapEx for the last few years, has actually been held in really well, I guess it’s too early to tell if there’s going to be some sort of a CapEx bubble if there’s some catch up on that, correct? Just maybe some context on how it’s held.

David Dauch

Yes. No, I mean, we’ve guided that our CapEx will be approximately 5% of sales. We’ve demonstrated a very strong discipline in the last several years to operate at that number or below. But that doesn’t contemplate any footprint type moves and stuff that may be impacted as a result of the tariff matters. And obviously, we’ll evaluate all the CapEx. If there’s other requirements that come in, we’ll rebalance some of the CapEx to minimize that impact as best we can or spread it out over multiple years to be able to accommodate what we need to do. But clearly, number one thing we need is just clarity from our customers in regards to their manufacturing footprint and then we can plan our businesses appropriately. The other thing that we just need to understand and we’re getting more clarity is that parts that are USMCA compliant, they’re not a suspect to the tariffs, which gives us a lot of flexibility with the existing installed capacity that we have.

Operator

The next question is from John Murphy with Bank of America. Please go ahead.

John Murphy

Morning, guys. John. Wanted to follow-up on that. Customs put a letter out yesterday basically indicated that USMCA compliant parts were not going to be tariff for the foreseeable future and that seems like that’s kind of the letter of where this is right now. That your understanding? And where is this $100,000,000 rest of world import coming from? I’m assuming non China, but just trying to understand what the levels are there.

David Dauch

Yes. That’s our understanding John is that no tariffs for USMCA compliant parts. That’s why we’re trying to make sure that we have over about 90% of our product that’s USMCA compliant today. We’re working to mitigate the remaining balance. At the same time, the Trump administration hinted around about giving credit only for US content. So, we’re mapping our supply bases right now to make sure that we can understand what’s USMCA compliant versus US content compliant, so that we can mitigate any future impact on a go forward basis.

So yes, so we see it as positive news based on what we heard the other day. But at the same time, we have to prepare ourselves because of the comments that were made earlier about only giving benefits on The U. S. Content, because there’s still potential that that could be instituted. But right now, we’re focused on just the USMCA compliancy and making sure that we got all of our parts there and work on substitutions where required, work on reshoring where required or work with OEMs where we have some direct to buy components to deal with some of those matters.

Chris May

And John, is Chris. Second part of your question, I think related to the $100,000,000 rest of world exposure. So, think countries like India, Korea and some others to a lesser extent, but that would not include China. We have very, very little exposure at all to China.

John Murphy

Got it. OK. And hopefully that letter from customs yesterday holds because that means that you’re in very good shape. You don’t need to really do much if anything at all here in North America. Other yes, mean it seems like it’s going to hold and you’re fine. You don’t have to move anything. On carb and EVs, I mean this is just not being discussed, it’s almost as consequential to the business at large or maybe even more consequential for depending on where you sit in the value chain. But this cancellation of carb and a significant slowdown in EVs, I’m just curious what you think that means to your business sort of mid and long term and what it means as far as maybe pulling back on R and D and other capital commitments that are not having much payoff if at all, particularly in North America. What is that what do you think that means? And how do you kind of think about that in your planning going forward?

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

David Dauch

Yes. So, John, this is David. I’ll make some comments first, then open up to Chris. But clearly, if we see ICE and hybrid activity continuing longer, I mean, that’s a good thing for us because we already have installed assets and have more volume going across those assets. So that’s a big positive for us. It will help us generate even more cash flow to be able to support what we need to do to fill out and complete our EV portfolio. Clearly, part of the acquisition at Dali that’s important to us is expanding our EV capability and developing a more agnostic product portfolio. We have trimmed down some of our ER and D expenses year over year based on the fact that we have a lot of our electrification strategy put into place, but we do have some more to dos, so there’s still work that’s there. With that being said, we’ve been very selective about what electrification programs we’ll go after and with which customers and on which platforms. And we’re also trying to protect ourselves with respect to the appropriate terms and conditions because of the volatility that exists on the acceptance rates by consumers, especially here in North America.

Electrification is here. It’s only going to grow. It’s just not going to grow at the rate that the prognosticators were forecasting earlier. The consumer has spoken and it’s going to take a lot longer. And ICE and hybrid are going to be here for decades. While EV is going to gain market share on a go forward basis, it will be at a much slower ramp in North America than what people were projecting or predicting.

John Murphy

David, I’m just sorry, to sneak one follow-up in there. It’s fair to say that ICE program extensions are net positive for American Axle because there’s some debate on that?

Chris May

Absolutely. I think that’s a very clear yes. Agree with have a very strong installed capital base. We’ll be able to leverage for a very long time, which will generate a lot of cash and profitability off of that. Your core operations are focusing on productivity on existing products. I mean there’s nothing but good.

John Murphy

I agree. All right. Thank you very much guys.

David Dauch

Yes. Thanks, Ryan. See you.

Operator

Thank you, gentlemen. Your last question comes from Doug Carson with Bank of America. Please go ahead.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

Doug Carson

Hey, guys. Thanks so much for sneaking me in here at the end. Wouldn’t be a fun day without talking about the balance sheet for a moment. With the completion of this transaction, which looks like it’s a green light, can you just reiterate like how you want to structure the balance sheet as far as leverage? And then I have more open ended question considering you guys have been in the industry for my entire career. OEMs are contemplating bringing back your potential assembly plants or various production. How hard do you think that’s going to really be? I know it’s hard to make a comment on that, but I mean in my career that’s been a really slow process to move plants around. And I’m just kind of wondering like how you think about it when you’re like at the water cooler like sharing ideas?

David Dauch

This is David. Let me start with the second question first and then Chris can cover the other question. We just talked earlier in regards to some of the OEMs evaluating what needs to be done. Listen, that’s not an easy task, all right? It’s been decades to build up the infrastructure and the facility and the footprint that OEMs have and for that matter suppliers as well.

And it’s billions of dollars to try to build a brand new assembly plant and it takes time to do that as well. So, it’s not like these jobs can move immediately. Some jobs can move based on line rate increases or if there’s open capacity at an existing facility. But plants aren’t just sitting there except waiting. They’d have to be retooled or built in their entirety for that.

So, this will take years to do. But at the same time, I think what the Trump administration is looking for is jobs to come back to The U. S, commitments made by OEMs and he’s obviously having discussions with each of the OEMs. You’ve seen the amount of commitments that have been made both from the Detroit Three as well as the international OEMs. A lot of investments already been announced and jobs to be created. It’s just a matter of the timing to ultimately complete those initiatives that are taking place. So, I think the intent that Trump has to bring work back to The U. S. Is working. It’s just it’s going to be costly and it’s going to be timely in order to be able to get that done.

And like I said, it just doesn’t happen overnight. Obviously, we’ve got a global footprint and infrastructure. We leverage that to try to buy and build local for the local markets. And as Chris said, what we’re making in Mexico is for the most part consumed in Mexico or a large part of it. Same thing here in the US, but we’ll balance that based on what the needs are and what the requirements are of the administration and our customers.

Chris May

Yes. Doug, this is Chris. Let’s dial back over flip back to your first part of your question on the balance sheet as it relates to the larger transaction with Dahlia. We’re in great shape from that perspective. The bridge has been syndicated. We have now amended and adjusted our core revolver as a standalone company for AAM, but also its positioned very well now for the transaction to put us plenty of capacity where we need there from $1,500,000,000 in terms of revolver capacity. But we’re very focused also on having a nice maturity table at close. I think we’ll accomplish that once we go to market near the end of the year when we close the transaction. And then we’re heavily focused, as you know, on leverage. So today is standalone American Axle.

We closed March at 2.9 times. Our goal, at least at close of the transaction for with Dolly would be to be approximately leverage neutral to that. And as we go forward, our primary source of our cash flow obviously is from our operations and the strong synergy opportunity that we’ll see. That cash flow in turn will then delever the company with the objective and initial step, if you will, to 2.5 times. At that point, we’ll continue to delever the company further. However, we’ll also open up the capital allocation playbook at that level to, I’ll call it, other shareholder type activity. But deleveraging and strengthening the balance sheet is a top priority for us today as a stand alone company. It will be a top priority for us as a combined company together.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

David Dauch

Thanks. And it seems that with the additional new business that the delevering could potentially even be accelerated from the prior plan. It sounds like that. And if that’s true, that would be great.

Chris May

Agree. Thanks, guys.

David Dauch

Thank you, Doug. And we thank all of you who have participated on this call and we look forward to talking with you soon in the future. Thank you.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect.

American Axle and Manufacturing
Friday, May 2, 2025, 10:00

Forward-Looking Statements

In this filing, American Axle & Manufacturing Holdings, Inc. (“AAM”) makes statements concerning its and Dowlais’ expectations, beliefs, plans, objectives, goals, strategies, and future events or performance, including, but not limited to, certain statements related to the ability of AAM and Dowlais to consummate AAM’s business combination with Dowlais (the “Business Combination”) in a timely manner or at all; future capital expenditures, expenses, revenues, economic performance, synergies, financial conditions, market growth, dividend policy, losses and future prospects and business; and management strategies and the expansion and growth of AAM’s and the combined company’s operations. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and relate to trends and events that may affect AAM’s or the combined company’s future financial position and operating results. The terms such as “will,” “may,” “could,” “would,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “project,” “target,” and similar words or expressions, as well as statements in future tense, are intended to identify forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties related to AAM include factors detailed in the reports AAM files with the United States Securities and Exchange Commission (the “SEC”), including those described under “Risk Factors” in its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date of this communication. AAM expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in its or Dowlais’ expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Additional Information

This filing may be deemed to be solicitation material in respect of the Business Combination, including the issuance of AAM’s shares of common stock in respect of the Business Combination. In connection with the foregoing proposed issuance of AAM’s shares of common stock, AAM expects to file a proxy statement on Schedule 14A (together with any amendments and supplements thereto, the “Proxy Statement”) with the SEC. To the extent the Business Combination is effected as a scheme of arrangement under English law, the issuance of AAM’s shares of common stock in connection with the Business Combination would not be expected to require registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), pursuant to an exemption provided by Section 3(a)(10) under the Securities Act. In the event that AAM exercises its right to elect to implement the Business Combination by way of a takeover offer (as defined in the UK Companies Act 2006) or otherwise determines to conduct the Business Combination in a manner that is not exempt from the registration requirements of the Securities Act, AAM expects to file a registration statement with the SEC containing a prospectus with respect to the AAM’s shares that would be issued in the Business Combination. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, THE SCHEME DOCUMENT, AND OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED BY AAM WITH THE SEC OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT (IF ANY) CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AAM, THE BUSINESS COMBINATION AND RELATED MATTERS. Investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the Proxy Statement, the scheme document, and other documents filed by AAM with the SEC at https://www.aam.com/investors.

Participants in the Solicitation

AAM and its directors, executive officers and certain other members of management and employees will be participants in the solicitation of proxies from AAM’s shareholders in respect of the Business Combination, including the proposed issuance of AAM’s shares of common stock in connection with the Business Combination. Information regarding AAM’s directors and executive officers is contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2024, which was filed with the SEC on February 14, 2025, the definitive proxy statement on Schedule 14A for AAM’s 2025 annual meeting of stockholders, which was filed with the SEC on March 20, 2025 and the Current Report on Form 8-K of AAM, which was filed with the SEC on March 17, 2025. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when it is filed with the SEC. To the extent holdings of AAM’s securities by its directors or executive officers change from the amounts set forth in the Proxy Statement, such changes will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC by AAM. These documents may be obtained free of charge from the SEC's website at www.sec.gov and AAM’s website at https://www.aam.com/investors.

No Offer or Solicitation

This filing is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Non-GAAP Financial Information

This filing refers to certain financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Earnings per Share, Adjusted Free Cash Flow, Net Debt, Net Leverage Ratio and Liquidity that are not required by, or presented in accordance with, accounting principles generally accepted in the United States, or GAAP. These measures are presented to provide additional useful measurements to review AAM’s operations, provide transparency to investors and enable period-to-period comparability of financial performance. These non-GAAP measures should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by AAM may not be comparable to similarly titled measures reported by other companies.

Quantified Financial Benefits Statement

This filing contains statements of estimated cost savings and synergies arising from the Business Combination (together, the “Quantified Financial Benefits Statements”). Statements of estimated cost savings and synergies relate to future actions and circumstances which, by their nature, involve risks, uncertainties and contingencies. As a result, the cost savings and synergies referred to in the Quantified Financial Benefits Statement may not be achieved, may be achieved later or sooner than estimated, or those achieved could be materially different from those estimated. No statement in the Quantified Financial Benefits Statement, or this filing generally, should be construed as a profit forecast or interpreted to mean that the combined company’s earnings in the first full year following the date on which the Business Combination becomes effective, or in any subsequent period, would necessarily match or be greater than or be less than those of AAM or Dowlais for the relevant preceding financial period or any other period. For the purposes of Rule 28 of the Code, the Quantified Financial Benefits Statement contained in this filing is the responsibility of AAM and the AAM board of directors. A copy of the Quantified Financial Benefits Statements, the bases of belief, principal assumptions and sources of information in respect of any quantified financial benefits statement are set out in appendix 6 of the Rule 2.7 announcement made by AAM and Dowlais on January 29, 2025.

Profit Forecasts and Estimates

The statements in this filing setting out targets for Adjusted EBITDA and Adjusted free cash flow of AAM for FY25 (together, the “FY25 Updated Profit Forecast”) constitute profit forecasts of AAM for the purposes of Rule 28.1(a) of the UK Takeover Code (“Code”). The UK Takeover Panel has granted AAM a dispensation from the requirement to include reports from reporting accountants and AAM’s financial advisers in relation to the FY25 Updated Profit Forecast because it is an ordinary course profit forecast and Dowlais has agreed to the dispensation.

Other than the FY25 Updated Profit Forecast, nothing in this filing (including any statement of estimated cost savings or synergies) is intended, or is to be construed, as a profit forecast or profit estimate for any period or is to be interpreted to mean that earnings or earnings per share of AAM or Dowlais for the current or future financial years will necessarily match or exceed the published earnings or earnings per share of AAM or Dowlais, as appropriate.

AAM Directors’ Confirmation

In accordance with Rule 28.1(c)(i) of the Code, the AAM directors confirm that, as at the date of this filing, the FY25 Updated Profit Forecast is valid and has been properly compiled on the basis of the assumptions stated in AAM's UK RNS announcement on or around the date of this filing and that the basis of accounting used is consistent with AAM's accounting policies.

Publication on Website

A recording of the earnings call to which this filing relates will be made available (subject to certain disclaimers) on AAM’s website (at https://www.aam.com/investors) by no later than 12 noon London time on the business day following the date of this filing. Neither the contents of this website nor the content of any other website accessible from hyperlinks on such websites is incorporated into, or forms part of, this filing.